Exhibit 99.4

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

August 25, 2006
Board of Directors
Republic Bancorp Inc.
1070 E. Main St.
Owosso, Ml 48867
Re: Initially Filed Registration Statement on Form S-4 of Citizens Banking Corporation
Gentlemen:
Reference is made to our opinion letter, dated June 26, 2006, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $5.00 per share (the “Shares”), of Republic Bancorp Inc. (the “Company”) of the Stock Consideration and the Cash Consideration (in each case as defined in the referenced opinion letter) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of June 26, 2006, between Citizens Banking Corporation (“Citizens”) and the Company.
The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the references to our opinion under the captions “Summary — Republic’s Financial Advisor has Provided its Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to Republic’s Shareholders”, “Risk Factors — The Fairness Opinions Obtained by Citizens and Republic from their Respective Financial Advisors Will Not Reflect Changes in Circumstances between Signing the Merger Agreement and the Merger”, “The Merger — Background of the Merger”, “The Merger — Republic’s Reasons for the Merger; Recommendation of Republic’s Board of Directors”, “The Merger — Opinion of Republic’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in

Board of Directors
Republic Bancorp Inc.
August 25, 2006
Page Two
connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
(GOLDMAN, SACHS & CO.)